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                                                                     Exhibit 8.2

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Australian Securitisation Management Pty Limited
Level 6
12 Castlereagh Street
Sydney NSW 2000


Dear Sirs


ARMS II GLOBAL FUND 3

We have acted for Australian Securitisation Management Pty Limited in connection with ARMS II Global Fund 3 (the FUND) constituted under the Master Trust Deed (the MASTER TRUST DEED) between Permanent Custodians Limited and Australian Mortgage Securities Ltd dated 7 March 1995, as amended and restated from time to time.

Definitions in the Prospectus (defined below) apply in this opinion but RELEVANT JURISDICTION means the Commonwealth of Australia or New South Wales. No assumption or qualification in this opinion limits any other assumption or qualification in it.

1.   DOCUMENTS

     We have examined the following documents:

     (a)  the Master Trust Deed;

     (b)  the Fund Creation Notice for the Fund;

     (c)  the Supplementary Bond Terms;

     (d) the Bond Trust Deed between Permanent Custodians Limited, Australian Securitisation Management Pty Limited, Australian Mortgage Securities Ltd, The Bank of New York and Permanent Registry Limited;

     (e) the Paying Agency Agreement between Permanent Custodians Limited, Australian Securitisation Management Pty Limited and The Bank of New York; and

     (f) a copy of the Prospectus as filed with the Securities and Exchange Commission (the COMMISSION) under the US Securities Act of 1933 (the PROSPECTUS).

2.   ASSUMPTION

     For the purposes of giving this opinion we have assumed that where a document has been submitted to us in draft form it will be executed in the form of that draft.

3.   QUALIFICATIONS

     Our opinion is subject to the following qualifications.

OUR REF STHS: 205282239

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[ALLENS ARTHUR ROBINSON LOGO]

     (a) We express no opinion as to any laws other than the laws of each Relevant Jurisdiction as in force at the date of this opinion and, in particular we express no opinion as to the laws of England or the United States.

     (b) Our opinion is subject to the explanations and qualifications set forth under the caption "Australian Tax Matters" in the Prospectus. No tax rulings will be sought from the Australian Taxation Office with respect to the Fund for any of the matters referred to in this opinion.

4.   OPINION

     Based on the assumptions and subject to the qualifications set out above we are of the opinion that while the section entitled "Australian Tax Matters" in the Prospectus does not purport to discuss all possible Australian tax ramifications of the purchase, ownership, and disposition of the Offshore Bonds, we hereby adopt and confirm the opinions set forth in the Prospectus under the heading "Australian Tax Matters". There can be no assurance, however, that the tax conclusions presented in that tax description will not be successfully challenged by the Australian Taxation Office, or significantly altered by new legislation, changes in Australian Taxation Office positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

     We consent to the filing of this letter as an exhibit to the Registration Statement on Form S-11 filed with the Prospectus, without admitting that we are "experts" within the meaning of the Securities Act of 1933 or the rules and regulations of the Commission issued under that Act with respect to any part of the Registration Statement, including this exhibit.


Yours faithfully


ALLENS ARTHUR ROBINSON
Matthew Allchurch
Partner


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